                                                                   EXHIBIT 10.35

                  OPTICAL DISC REPLICATION AND LOAN AGREEMENT


     This Optical Disc Replication and Loan Agreement ("Agreement") is made and entered into as of this 13/th/ day of March 2001 by and between MRT Technology, LLC a California Limited Liability Company doing business as Ritek Global Media, with its principal office at 18560 San Jose Avenue, City of Industry, California ("Ritek"), and Image Entertainment, Inc., a California corporation with its principal office at 9333 Oso Avenue, Chatsworth, California ("Image").

The parties hereby agree as follows:

     1.   Definitions:
          ------------

      (a) "DVD" means digital versatile disc formats, including but not limited to DVD Video, DVD Hybrid Internet Disc, DVD Audio and DVD ROM, upon which audio and/or visual information is encoded or stored for future retrieval (e.g., by either a consumer electronics player, computer playback system, or similar Optical technology).

      (b) "CD" means compact disc formats, including Audio CD, CD-Rom or Video-CD upon which audio, video and/or data information is encoded or stored for future retrieval (e.g., by either a consumer electronics player, computer playback system, or similar Optical technology).

      (c) "DataPlay" means disc formats, including but not limited to, DataPlay Video, DataPlay Hybrid Internet Disc, DataPlay Recordable, and DataPlay Audio, upon which audio and/or visual information is encoded or stored for future retrieval (e.g., by either a consumer electronics player, computer playback system, or similar Optical technology).

      (d) "Ritek Services" means the following goods and services as supplied by Ritek, a Ritek subsidiary or a Ritek OEM as described in Paragraph 3.(c):

         (i)     Mastering and electroforming;
         (ii)    Replica Sample Packages; and
         (iii)   DVD, CD, and DataPlay disc manufacturing and finishing.

      "Optional Services" means the following optional services which shall be provided to Image from time to time, but only on the request of Image:

         (i)     Compression, Encoding, Authoring and Menu Creation Services.

       (e) "Source Material" means a customer certified stamper and all the customer-approved sources, tapes or discs, appropriate components, label film, BOM (Bill of Materials) or work instruction, and any other materials or documents necessary to manufacture an order.

       (f) "Workable Date" means the date on which Ritek receives from Image all Source Material for an order.

       (g) "DVD Forum" means a group of companies that manages the DVD format including the development of DVD specifications and the licensing of DVD technologies.

       (h) "DVD Specifications" means the specifications that define the technical parameters and system requirements for the DVD media and DVD playback devices. The DVD specifications were developed and managed by the DVD Forum.

       (i) "Inactive Components" printed slip-sheets, "Snapper-boards," inserts, and stickers which have not been used for an order for 12 consecutive months.

       (j)  "DLT" means digital linear tape.

       (k) "Metal" means the mastered metal disc "mothers," "fathers," or "stampers".

       (l) "Standard Orders" means orders which allow for automated assembly for packaging.

       (m) "Special Orders" means orders which require manual assembly for packaging.

       (n) "International Orders" means orders which are to be shipped by Ritek to a location outside of the United States or Canada.

       (o)  "Ritek OEM" means an outside original equipment manufacturer.


     2.     Term
            ----

       (a)  Initial Term
            ------------

     The initial term (the "Term") of this Agreement shall commence as of August 1, 2001 and continue through and until July 31, 2006 (the "Termination Date"). Image may begin submitting orders to Ritek prior to the beginning of the Term for DVD Audio and/or CD product because Image's manufacturing agreement with its current DVD manufacturer does not include those formats, provided that any such order shall be subject to all of the other terms and conditions of this Agreement. Any order for Ritek Services received by Ritek prior to the Termination Date will be handled according to the terms hereof.

       (b) Extension of Term/Right of First Offer
           --------------------------------------

     On or prior to August 1, 2005, provided that Ritek shall have performed in all material respects all of its obligations under this Agreement, Ritek and Image agree to begin negotiation for either an extension of this Agreement or a new agreement for the provision of Ritek Services. If Image and Ritek do not agree on the terms of an extension or new agreement on or before February 1, 2006, or such other date as the parties may jointly agree in writing, Image shall be entitled to engage one or more third parties to provide Ritek Services for all or any part of Image's worldwide DVD, CD, and/or DataPlay orders, provided that before Image may do so, and so long as Ritek is not in default hereunder beyond the expiration of all applicable notice and cure periods, Image must first offer to engage Ritek to provide Ritek Services for all of Image's worldwide DVD, CD, and/or DataPlay orders("Right of First Offer") by giving written notice ("Image's Offer") of all of the material terms and conditions on which Image is willing to do so. Notwithstanding the preceding sentence, this Paragraph shall not be construed as a prohibition against or limitation on Image's right to perform any of such services internally or through any subsidiary and or affiliate of Image or to otherwise restrict any other business activity of Image. Ritek will have thirty (30) days after the date of receipt of Image's Offer within which to notify Image that Ritek accepts or rejects Image's Offer on the terms and conditions therein contained. In the event Ritek fails to notify Image in the above time period, Ritek shall be deemed to have rejected Image's Offer. If Ritek accepts Image's Offer, the parties shall enter into a definitive agreement incorporating the terms of Image's Offer within thirty (30) days from the date of Ritek's acceptance of Image's Offer, or within such other time as the parties herein may jointly agree in writing. If Ritek rejects Image's Offer in writing within the aforementioned time period or is deemed to have rejected the same, the Right of First Offer shall expire and Image may engage one or more third parties to provide Ritek Services for all or any part of Image's worldwide DVD, CD, and/or DataPlay orders. However, if Ritek rejects Image's Offer, and subsequent to such rejection, any material term or condition (e.g. length of term, price, shipping, or product) of Image's Offer is changed with respect to engaging one or more third parties for Ritek Services (the "Amended Offer"), Image shall submit the Amended Offer to Ritek and Ritek shall have thirty (30) days after the date of receipt of Image's Amended Offer within which to notify Image that Ritek accepts or rejects Image's Amended Offer on the terms and conditions therein contained; in the event Ritek fails to notify Image in the above time period, Ritek shall be deemed to have rejected Image's Amended Offer. If Ritek accepts Image's Amended Offer, the parties shall enter into a definitive agreement incorporating the terms of Image's Amended Offer within thirty (30) days from the date of Ritek's acceptance of Image's Amended Offer. Subject to earlier termination as set forth above, this Right of First Offer will expire contemporaneously with the expiration or earlier termination of this Agreement. The Right of First Offer is not assignable separate and apart from this Agreement and is not separable from this Agreement in any manner, either by reservation or otherwise.

     3.     Ritek Obligations:
            ------------------

       (a)  Exclusive Provider of Ritek Services
            ------------------------------------

            (1) Ritek, a Ritek subsidiary, or a Ritek OEM shall be the exclusive provider of Ritek Services for all Image's worldwide DVD, CD, and/or DataPlay orders according to the specifications set forth in purchase orders provided to Ritek by Image, on an order-by-order basis. Ritek shall provide the Ritek Services to Image according to the better of substantially the same quality and service standards (e.g., turnaround and delivery schedule, customer service, disc quality) as those provided to other Ritek customers. Ritek shall use its standard in-house procedures to ensure that the physical disc quality meets the DVD Physical Specifications established by the DVD Forum (the "Specifications"), and Ritek shall further abide by any amendments or additions to such "Specifications" with respect to DVD orders produced hereunder.


            (2) Notwithstanding the foregoing, Ritek shall not be obligated to provide Ritek Services to Image with respect to any particular order if Ritek, in its sole and exclusive opinion, believes that the material ordered by Image includes content that advocates illegal activity, is patently offensive, invades the rights to privacy or publicity of any persons, and/or defames or violates the law or infringes on any rights of other persons, including, without limitation, rights of copyright and trademark, provided that Ritek shall notify Image within five
                 (5) business days after the date of receipt of masters for any order if Ritek elects not to provide services hereunder due to any of the considerations listed above.

       (b)  Shipping of Orders
            ------------------

            (1)  Standard Orders
                 ---------------

                 Ritek shall ensure that all U.S. domestic Standard Orders of 150,000 units or less that are manufactured pursuant to this Agreement will be shipped so that Image will receive each order at Image's Las Vegas, Nevada distribution center within 7 to 14 days after the Workable Date for such order, provided, however, that Ritek shall not be held responsible and shall not be in breach of the terms hereof as a result of any delay in shipping caused by events or circumstances beyond Ritek's reasonable control.

          (2)  Special Orders
               --------------

               Manufacturing and delivery times for domestic Special Orders shall be determined by adding additional time to the 7-14 day guarantee, such additional time to be determined by Ritek in good faith, depending on the nature and extent of the special requirements of the order.

          (3)  Orders Over 150,000 Units
               -------------------------

               Manufacturing and delivery times for orders in excess of 150,000 units shall be determined by the following formula: for each 50,000 units or fraction thereof above 150,000 units, one additional day shall be added to the guaranteed delivery time. Notwithstanding the above, Ritek and Image may agree that orders of more than 150,000 will be received by Image in fewer days than is determined by the above formula on an order by order basis.

          (4)  International Orders
               --------------------

               For international orders, the manufacturing time and delivery to Ritek's subsidiary or OEM's facility (where Ritek provides international services (section 3 (g)) for Image), shall be within 7 to 14 days after the Workable Date for such order. For purposes of international orders only, "Workable Date" shall mean the date when all Source Material are received and a check disk approved by Image arrive at the international Ritek or Ritek OEM manufacturing facility.

          (5)  More Favorable Shipping Terms
               -----------------------------

               Ritek further agrees that if, during the Term, Ritek shall provide shipping terms more favorable than those provided to Image hereunder (e.g. delivery to a customer in fewer than 7 to 14 days from the Workable Date for any U.S. domestic Standard Order of 150,000 units or less) to any company on a contractual basis of more than one
          (1) year for substantially the same quality and quantity of services and goods as those provided to Image hereunder, then Ritek shall offer Image the same shipping terms on all its orders effective the same date such more beneficial shipping terms became effective for such company.

          (6)  Shipping Grace Period
               ---------------------

               For all shipments, Ritek shall have a 4-day grace period in the event that they are unable to deliver an order within the time specified by sections 3.(b)(1), 3.(b)(2), 3.(b)(3), or 3(b)(4). If an order is not received by Image within the above grace period, Ritek will ship the order by expedited air freight, at no charge to Image. After the first 90 days of this contract, if Image receives more than five percent of its orders under sections 3.(b)(1), 3.(b)(2), 3.(b)(3) or 3.(b)(4) from Ritek beyond the grace period, said five percent to be based upon the number of orders shipped to Image by Ritek in the previous 90 day period, then Ritek shall issue a written report to Image regarding the reasons for the late deliveries, along with the planned methods of resolving the problem. So long as Ritek complies with the provisions of this section 3(b)(6) and resolves the problem which causes the delay in delivery within 60 days, the parties agree that Ritek shall not be in material breach of the contract because of late delivery.

      (c) Subsidiary and OEM Manufacturing
          --------------------------------

    To the extent Ritek shall send any orders for Ritek Services to a subsidiary or a Ritek OEM, Ritek shall not be relieved of any of its representations, warranties and obligations hereunder, including, but not limited to, those obligations set forth in this Paragraph 3 above, with respect to any orders manufactured by such subsidiary or Ritek OEM.

      (d) Inactive and Excess Components
          ------------------------------

    Prior to discarding any Inactive Components, Ritek shall so notify Image and give Image the option to purchase any such Inactive Components at cost (at the cost at which Ritek purchased the components), provided that Image shall make the election to purchase any such Inactive Components in writing to Ritek within ten (10) business days of receipt of Ritek's notice. Image shall also have the right to purchase any components, at cost, at any time, provided such components are available and deemed by Ritek at its sole discretion to be excess (each, an "Excess Component"). Notwithstanding the foregoing, if Image had originally paid for any such Inactive Component or Excess Component, Ritek shall deliver such Inactive Component or Excess Component to Image at no additional cost to Image, provided that Image shall make the election to receive any such Inactive Components or Excess Components in writing to Ritek within ten (10) business days of receipt of Ritek's notice.

      (e) Compression, Encoding, Authoring and Menu Creation Services
          -----------------------------------------------------------

    During the Term, Ritek will provide all compression, encoding, authoring and menu creation services ("CEA Services") for all of Image's DVD titles, except for those DVD titles for which Image provides CEA Services internally and those DVD titles for which SpeeDVD (an outside service provider with which Image conducts business) provides CEA Services. All CEA Services provided by Ritek under this Agreement shall be on the terms set forth in Ritek's Pricing Sheet attached hereto as Exhibit "B." Nothing herein shall prohibit or limit Image's ability to continue to perform CEA Services internally or continuing to engage SpeeDVD to perform CEA Services for Image.

      (f) DLTs and Metal
          --------------

     As between Image and Ritek, Image shall be the sole owner of all DLTs and metal used in connection with the performance of Ritek Services, and Ritek agrees to deliver all of such DLTs and metal to Image if so requested by Image within sixty (60) days after the expiration or earlier termination of this Agreement.

       (g) International Services Provided by Ritek
           ----------------------------------------

     In addItion to the manufacturing of DVD,CD, and/or DataPlay discs for Image programs which are to be released internationally (i.e., outside of the U.S. and Canada), Ritek agrees to provide the following services in connection with international releases:

           (1) Ritek will purchase printed components for Image and Ritek will invoice Image when the components are used for each order.

           (2) Inventory management of DVD, CD and/or DataPlay discs and packaging materials with multiple languages.

           (3) Packaging of DVD,CD and/or DataPlay discs for multiple territories.

           (4) Distribution of finished goods to multiple territories for both new release and catalogue reorders.

           (5) All necessary reporting which shall include but is not limited to, monthly inventory levels, and shipping reports.

           All of the above Ritek Services shall be paid by Image, to Ritek, as set forth on Ritek's Price Sheet attached hereto marked as Exhibit "C."

       (h) New Technology
           --------------

     If there is a new technology introduced during the term of this agreement, excluding but not limited to DVD, DVD-R, DVD-RW, DVD-RAM, CD, CDRom, CDR, CDRW, MiniDisc, DataPlay, MO, Compact Flash Card that Ritek does not provide, which Image desires to purchase, Ritek shall have the option to procure such new technology internally, from one of its subsidiaries, or from a Ritek OEM, as long as Ritek can provide Image with comparable service and price of the new technology that Image could otherwise procure from another manufacturer on a direct basis.. If Ritek chooses not to procure such new technology, or if Ritek is unable to procure such new technology within 60 days from Image's written request for said new technology, then Image shall have the right to procure said new technology at Image's discretion.


     4.  Image's Obligations:
         --------------------

       (a) One Hundred Percent of Image Requirements
           -----------------------------------------

     Image agrees that Ritek shall supply one hundred percent (100%) of Image's worldwide DVD, CD, and/or DataPlay manufacturing, provided, however, that Image's obligation to order one hundred percent (100%) of its DVD, CD, and/or DataPlay manufacturing requirements from Ritek shall not apply in the event that
(i) Ritek elects not to accept a purchase order pursuant to Paragraph 3(a)(2) above, or (ii) Ritek is in material breach of any of its obligations under Paragraph 3 above. In the event that the condition described in clause (ii) of the preceding sentence applies, Image shall give written notice to Ritek specifying the nature of such breach, and Ritek shall have twenty (20) business days thereafter to cure such breach (the "Cure Period"). During the Cure Period, Image shall have the option to procure the services of another DVD, CD, and/or DataPlay manufacturing facility for its requirements hereunder until Ritek shall have cured its breach. On or before the expiration of the Cure Period, Ritek shall notify Image in writing if the breach has been cured. Not later than twenty (20) days after receipt of such written notice from Ritek, in the event that Image reasonably believes that such breach remains uncured, Image shall so notify Ritek in writing, and Ritek shall then have ten (10) business days (the "Additional Period") thereafter to cure such breach. During the Additional Period, Image shall have the option to procure the services of another DVD, CD, and/or DataPlay manufacturing facility for its requirements hereunder until Ritek shall have cured its breach. If such breach remains uncured after the expiration of the Additional Period, Image may immediately terminate this Agreement only with respect to the particular Title that is the subject of the breach.

       (b) Titles Manufactured at Another Facility During a Cure Period
           ------------------------------------------------------------

     With respect to the repressing of any Titles manufactured at another DVD, CD and/or DataPlay manufacturing facility during the Cure Period and/or Additional Period, Image shall have the right to continue to utilize such other DVD, CD and/or DataPlay manufacturing facility unless and until Ritek elects to provide to Image all of the mastering and set-up charges related to the title at no charge to Image, and otherwise agrees to provide all other quality and quantity of services that is provided for by the terms of this Agreement.

       (c) Logo Credit
           -----------

     Image will display on their printed components the phrase "Manufactured by Ritek Global Media" when allowed by Image's licensors.

       (d) Image Licensee's or Distributor's Use of Ritek Services
           -------------------------------------------------------

     The parties acknowledge that Image is now, or may in the future be, a party to one or more license or distribution agreements with third party licensees or distributors pursuant to which such licensees and/or distributors are responsible for the manufacturing of DVDs, CDs, and/or DataPlay. Image agrees to use reasonable efforts to cause such third party licensees and/or distributors to engage Ritek to provide manufacturing services for such DVDs, CDs, and/or DataPlay.

       (e) Forecasts
           --------

     Image will also use reasonable efforts to provide Ritek with a rolling six month forecast of Image's expected DVD, CD and/or DataPlay orders under this Agreement in the United States and internationally. The forecasts are to be received by Ritek on or before the first day of each calendar month. If a materially accurate forecast is provided by Image and an order for over 150,000 units is submitted, then the shipping formula set forth in Paragraph 3.(b)(3) above shall apply. If a materially accurate forecast is not provided by Image to Ritek and an order for over 150,000 units is submitted, Ritek will manufacture and deliver the order within a reasonable time. The reasonable time period shall be determined in good faith by Ritek.


     5.    Title Development Fund; Loan from Ritek to Image:
           -------------------------------------------------

     Ritek will provide to Image a Title Development Fund (the "Fund") for the purpose of Image obtaining programming for exclusive U.S. and/or worldwide distribution, whether through a license or exclusive distribution agreement. The Fund will be in the form of a non-interest bearing loan (the "Loan"), the repayment of which shall be subordinate to all of Image's existing "Senior Debt" (as defined below). For purposes of this Agreement, the term "Senior Debt" means all indebtedness and obligations of Image to Foothill Capital Corporation, BA Leasing and Capital Corporation, Bank of America National Trust and Savings Association, and Image Investors Co., and all replacements, modifications, renewals, extensions and refinancings of all or any part thereof. In addition to the terms and conditions related to the Loan set forth in this Agreement, Ritek agrees to enter into such subordination agreements as the holders of the Senior Debt, now or in the future, may require. The terms of the Fund and the Loan are as follows:

       (a) Initial Advance
           ---------------

     Although the manufacturing of DVD discs, excluding DVD Audio and/or CDs (see Paragraph 2 above), will not begin until the commencement of the Term, on or before Wednesday, March 30, 2001, Ritek shall make an initial advance under the Loan (the "Initial Advance") to Image in an amount equal to six million five hundred thousand dollars ($6,500,000).

       (b)  Additional Advances
            -------------------

In addition to the Initial Advance, on or before September 1st of each year during the Term (other than September 1, 2001 and September 1, 2005) Ritek shall make an additional advance under the Loan to Image in an amount equal to (x) the sum of (a) one dollar ($1.00) for each DVD and (b) fifty cents ($0.50) for each CD (for purposes of section 5 only, DataPlay will be defined as a CD), ordered by Image from Ritek under this Agreement during the immediately preceding August 1 to July 31 period, minus (y) the then current outstanding balance of the Loan, if any; provided that in no event shall the amount of any advance exceed the sum of ten million dollars ($10,000,000). In the event that Image fails to meet the Minimum Order Requirements as described in section 5 (g), Ritek shall have the option to renegotiate new terms and conditions of future advances under the Loan. Image will continue to repay any outstanding balance due on the Loan as provided for in section 5 (d). If agreed upon, any future additional advances shall be funded by Ritek within thirty (30) days.

       (c)  2005 Advance
            ------------

     On August 1, 2005, Ritek will make an additional advance under the Loan (the "2005 Advance") to Image in an amount equal to (x) five million dollars ($5,000,000), minus (y) the then current outstanding balance of the Loan, if any.

       (d)  Repayment of the Loan
            ---------------------

     Image will repay the Loan (other than the 2005 Advance) to Ritek in an amount equal to one dollar ($1.00) for each DVD ordered from Ritek under this Agreement and fifty cents ($0.50) for each CD ordered from Ritek under this Agreement, which amounts shall be payable at the same time payment is due for such DVDs, CDs, and DataPlay ordered by Image under this Agreement. Notwithstanding the foregoing, Image shall not be obligated to repay more than two million five hundred thousand dollars ($2,500,000) of the outstanding balance of the Loan in any calendar quarter (the "Maximum Quarterly Payment"). If, with respect to any calendar quarter, Image would have otherwise been required to repay an amount in excess of the Maximum Quarterly Payment, the amount of such excess shall be paid by Image to Ritek on or before the tenth
(10th) business day of the next ensuing calendar quarter, provided that in no event shall such payment increase the Maximum Quarterly Payment for such calendar quarter. The 2005 Advance shall be repaid in equal quarterly installments equal to twenty-five percent (25%) of the amount of the 2005 Advance, payable on October 31, 2005, January 31, 2006, April 30, 2006 and July 31, 2006 respectively. Notwithstanding anything herein to the contrary, the Loan shall be repaid in full on or prior to the Termination Date. Amounts paid by Image to Ritek in repayment of the Loan shall be in addition to amounts otherwise payable by Image to Ritek under this Agreement for the performance of the Ritek Services. For example, if Image orders 100 DVDs and 100 CDs from Ritek pursuant to this Agreement, in addition to the amounts payable by Image to Ritek for the performance of the Ritek Services for such DVDs and CDs, Image shall also at the same time repay $150 of the then outstanding balance of the Loan (i.e., $1.00 multiplied by 100 DVDs and $0.50 multiplied by 100 CDs).


       (e)  Discretion in Use of Proceeds
            -----------------------------

     Although the proceeds of the Loan will be used by Image to obtain programming for exclusive distribution, Ritek acknowledges Image's banking structure with its current lender Foothill Capital Corporation ("Foothill") requires that all advances under the Loan received by Image are to be immediately used to reduce the then-outstanding borrowings under Image's revolving debt facility with Foothill. The payments under the Foothill facility would result in an increase in Image's then-borrowing availability under that facility. Image is then required under this Agreement to draw down on the Foothill facility to acquire programming for exclusive distribution. It is expressly understood and agreed between Ritek and Image that Image must use Loan funds for the sole and exclusive purpose of acquiring programming for exclusive distribution. Any other use of the loan funds shall be deemed by Ritek to be a material breach on the part of Image. In addition to the foregoing, Image will have complete and sole discretion over the programming it licenses and distributes with the use of the proceeds of the Loan.


       (f)  Reporting Requirements
            ----------------------

            (1) Image will provide Ritek with information of Image's use of the Loan proceeds on a quarterly basis which shall include name of licensor(s) or distributor(s), number of titles, name of title(s), terms of agreement(s), dollar amount of advance paid, and payment specifics.

            (2) Image will provide Ritek with timely copies of its quarterly financial statements and annual reports each year throughout the Term of the Agreement.


       (g)  Minimum Orders Requirements
            ---------------------------

Notwithstanding the provisions of Paragraphs 5.(a) through 5.(c) to the contrary, if Image does not meet the following minimum worldwide Disc (as defined below) manufacturing requirements (in units), on a year-to-year basis, Image will not be in default of the terms set forth in Paragraph 5. above, but Ritek shall have the option to renegotiate the terms and conditions of future advances of the Loan to Image. If Image and Ritek are unable to successfully negotiate the amounts of future advances under the Loan, then Ritek's obligations, in its entirety, under section 5 of this Agreement will be extinguished and Image's obligation to repay any outstanding balance due under the Loan, as set forth in section 5 (d) will be in effect. However, the remaining rights and duties of the parties under this Agreement shall continue in full force and effect.

August 1, 2001-July 31, 2002         6,500,000 Discs
August 1, 2002-July 31, 2003         8,000,000 Discs
August 1, 2003-July 31, 2004        10,000,000 Discs

     The above term "Discs" is defined as a combination of DVD and CD discs, whereby each DVD disc will be counted as 1 and each CD will be counted on a 5 to 1 ratio (i.e., every 5 CD's manufactured will count as 1 Disc). The annual number of CD discs under the aforesaid ratio that may be applied to the above minimum annual orders shall be capped at fifteen percent (15%) of the annual requirement (e.g., in the first year, 975,000 CD discs may apply toward the minimum (which is 4,875,000 CD's)).

       (h) Default by Ritek
           ----------------

     If, at any time during the Term, Ritek does not perform in a timely manner on all of its obligations under this Paragraph 5 (including, without limitation, making the advances of the Loan to Image as contemplated by Paragraphs 5.(a) through 5.(c)), Ritek shall be in default under this Agreement and, in addition to whatever other rights and remedies Image may have, Image shall have the right in its sole discretion to terminate this Agreement, subject to the following cure provision:

     In the event that Ritek should be in default under the preceding paragraph, Image shall give written notice to Ritek specifying the existence of the default, and Ritek shall have ten (10) business days thereafter to cure such default (the "Cure Period"). On or before the expiration of the Cure Period,
Ritek shall notify Image in writing if the default has been cured.   After
receipt of such written notice from Ritek, in the event that Image reasonably believes that such default remains uncured, Image shall so notify Ritek in writing, and Ritek shall then have five (5) business days (the "Additional Period") thereafter to cure such default. If such default remains uncured after the expiration of the Additional Period, Image may then terminate this Agreement.

       (i) Repayment of Title Development Fund Upon Termination by Image
           -------------------------------------------------------------

     Should Image terminate the Agreement, any unpaid portion of the Title Development Fund shall be repaid to Ritek in equal quarterly installments so that the Title Development Fund shall be fully repaid to Ritek over a one (1) year period commencing on the effective date of termination of this Agreement.


     6.    Manufacturing of Previously Released Image Titles:
           --------------------------------------------------

     Image shall deliver to Ritek the metal, if the metal is available, a DLT, pre-approved test disc, or finished disc, all of which would be obtained from Image's previous manufacturer, namely WAMO, for programming which was released by Image prior to the beginning of the term. Upon receipt of a purchase order for such titles, Ritek shall furnish Image with a sample disc for each Title. Said sample disc will be reviewed for quality control purposes and, if acceptable, approved for manufacturing. The mastering cost, if any, for each title will be borne by Ritek unless Image issues a purchase order for any said title for less than 1,500 units, thus, Image agrees to split the cost of mastering equally as set forth in the price sheet listed on exhibit "A".

     7.    Pricing and Most Favored Customer Provision
           -------------------------------------------

     Prices for Ritek Services are listed on Exhibit "A" to this Agreement, and Ritek guarantees that such prices shall remain in effect during the Term. Ritek further agrees that if, during the Term, (i) Ritek Services are provided to any company on a contractual basis of more than one (1) year for substantially the same quality and substantially the same or less quantity of services and goods as those provided to Image hereunder, and (ii) any of such aggregate services and goods are provided at a lower price than the prices set forth on Exhibit "A," then Ritek will offer Image the same prices for such aggregate services and goods on all of Image's orders retroactive to the same date such prices became effective for such other company. Any amount owed to Image from Ritek under this Paragraph shall be paid to Image in the form of a credit towards future
Ritek Services.   In each such event, or in the event the parties renegotiate the pricing, the prices set forth on Exhibit "A" shall be amended to reflect the lower prices.

     8.    Payment Terms:
           --------------

     All amounts due and payable to Ritek for Ritek Services shall be payable by Image seventy five (75) days after the date of Ritek's invoice to Image. If any invoice is not paid timely, a late fee shall be imposed at the rate of 1.5% per month until the invoice and all late fees have been paid in full.

     9.    Shipping Costs:
           ---------------

       (a) Domestic Releases
           -----------------

     Ritek agrees to pay one hundred (100%) of the shipping costs for orders manufactured at any Ritek, Ritek subsidiary, or Ritek OEM manufacturing facility and delivered to Image's distribution facility located in Las Vegas, Nevada. Image agrees to pay (100%) of shipping costs on an order-by-order basis for orders delivered to Image and/or customers where the delivery is not in Las Vegas, Nevada. Notwithstanding the foregoing, Ritek shall not be obligated to ship to Image any purchase order or group of purchase orders aggregating less than 10,000 units until such time as there is an aggregate of at least 10,000 units ready for shipment under one or more purchase orders. If Image desires to cause Ritek to ship products prior to such threshold being reached, Image may require Ritek to do so, provided that Image pays all of the shipping costs incurred by Ritek in connection with shipping such smaller order.

       (b) International Releases
           ----------------------

     Ritek agrees to pay one hundred (100%) of the shipping costs for orders manufactured at any Ritek, Ritek subsidiary, or Ritek OEM manufacturing facility and delivered to either Multimedia Infotech, Ltd., located in Belfast, Northern Ireland, Primedisc Technologies, located in Weisbaden, Germany or any Ritek subsidiary or Ritek OEM where international services are provided for Image. Image agrees to pay (100%) of the shipping costs on an order-by-order basis for orders delivered to Image and/or customers where the delivery is not made to any of the above referenced location.

     10.   Ritek's Representations and Warranties:
           ---------------------------------------

       (a) Workmanship and Quality
           -----------------------

     Ritek represents, warrants and agrees that each unit (disc and packaging) delivered to Image hereunder:

           (i) Shall conform to the Specifications stipulated in Paragraph 3(a) for a period of five (5) years from the date of delivery to Image, and otherwise be of the same or better quality as units manufactured for other Ritek customers;

           (ii) Shall not contain any audio, visual or print materials or elements of any title other than those stipulated to Ritek by Image in conjunction with the purchase order for such unit; and

           (iii) Shall be labeled and properly packaged according to the materials provided to Ritek and shall otherwise conform to customary industry practice.

     Upon Ritek's breach of (i), above, Image has the right to return any defective product to Ritek, and Ritek shall, at its sole discretion, either fully refund the cost paid therefore by Image, or provide replacement products, for any products that do not conform to the version of the Specifications in effect at the time such products were manufactured.

     Upon Ritek's breach of either (ii) or (iii), above, Ritek shall, at Image's sole discretion, either (a) promptly replace, at Ritek's sole cost and expense, all defective units; (b) promptly reimburse Image for the cost of all defective units; or (c) promptly issue to Image a credit for the cost of all defective units, and Ritek shall also promptly reimburse Image for the shipping, handling and shipping insurance costs associated with Image's return of defective units to Ritek and delivery of any replacement units to Image.

     Ritek is not responsible for mishandling or damage caused to any products by the acts of any person or entity other than Ritek's subsidiary or Ritek's
OEM.   The rights of the parties under this Paragraph are subject to the terms of Paragraph 12 below.

       (b) Corporate Authority
           -------------------

     Ritek further represents, warrants and agrees that:

           (i) It has full legal right, power and authority to enter into and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Ritek, is enforceable against Ritek in accordance with its terms and does not conflict with any other agreement or obligation to which Ritek is a party or by which Ritek is bound;

           (ii) Image has the right to look solely to Ritek in the event it seeks to compel any acts of an OEM pursuant to this Agreement or in the event it seeks indemnification for any losses, damages and liabilities incurred in connection with or arising out of any acts of Ritek or an OEM which constitute a breach by Ritek of this Agreement.

     11.   Image's Representations and Warranties:
           ---------------------------------------

     Image hereby represents, warranties and agrees that:
           (i) It has full legal right, power and authority to enter into and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Image, is enforceable against Image in accordance with its terms and does not conflict with any other agreement or obligation to which Image is a party or by which Image is bound;

           (ii) Image owns or controls the right to use, record and duplicate the units ordered from Ritek; and

           (iii) Image shall comply with all of its third party contractual credit, trademark and copyright obligations in connection with the materials for any order to be manufactured hereunder.

     12.   Rework, Reimbursement and Credit Obligations:
           ---------------------------------------------

       (a) Rework Obligations
           ------------------

     In the event there is a need for any manufacturing order to be reworked, the cost of such work shall be borne by the party whose actions or failure to act is the cause of the rework. The party responsible for the rework shall memorialize the nature and cost of such rework in writing to the other party.
In the event the parties are jointly responsible for any rework, each party shall pay its proportionate cost for such rework. All disputes relating to responsibility or proportion of responsibility for rework shall be submitted to an approved DVD and/or CD Alliance testing laboratory to be mutually agreed upon by the parties. Each party shall be responsible for the costs of the rework and the costs of the laboratory testing on a proportionate basis according to the determination by the DVD and/or CD Alliance test laboratory of the responsibility of each party.

       (b) Reimbursement and Credit Obligations
           ------------------------------------

     Similarly, if Image shall demand reimbursement or credit under Paragraph 10, and the parties are jointly responsible for the condition which supports Image's demand for reimbursement or issuance of credit, the amount of the reimbursement or credit to be provided by Ritek shall be based on Ritek's proportionate share of responsibility for the defect, which will be determined in the same manner provided in Paragraph 12.(a), above, for the determination of the proportionate share of responsibility in the event of a rework.

     13.   Referral Service:
           -----------------

     Ritek shall use its reasonable good faith efforts to have its sales force refer new third party business to Image when it deems such referral appropriate.

     14.   Distribution in China:
           ----------------------

     Should an opportunity arise for Image to distribute its DVD, CD or DataPlay products throughout Mainland China, Ritek may, at Ritek's discretion, act as Image's sales agent on behalf of Aviva International, Image's joint venture partner for international DVD distribution, to help facilitate the sale of said product in this territory. Image and Ritek agree to explore opportunities for the distribution of DVD, CD or DataPlay products, prior to Image offering any such opportunities to any third party.

     15.   Audit Rights:
           -------------

     Each party shall have the right to audit the other party with respect to performance of its obligations hereunder not more than once per each calendar year of the Term and one time within six months after the Termination Date. All such audits shall be conducted during regular business hours and upon thirty
(30) days advance written notice. If either party elects to audit the other after the Termination Date, notice must be given at least 30 days prior to the expiration of the six month period following the Termination Date, and the failure to provide such timely notice will operate as a waiver of that party's right to audit.

     16.   Force Majeure:
           --------------

     Notwithstanding anything contained herein to the contrary, neither party shall be liable to the other for any non-performance or delay or interruption in the performance of this Agreement as a result of any wars, acts of God, fires, floods, government actions or proceedings, or any other reason beyond the control of one or both of the parties or of their agents or personnel (each, a "Force Majeure Event"). Upon the occurrence of any Force Majeure Event, each party shall have the right to suspend this Agreement for the same period as the continuance of such Force Majeure Event (in each instance, a "Suspension"); provided, however, that if Ritek is not able to provide Ritek Services pursuant to this Agreement for six (6) months or more due to a Force Majeure Event, either party shall have the right to terminate this Agreement. With respect to the repressing of any titles manufactured at another DVD, CD and/or DataPlay manufacturing facility during the Suspension, Image shall have the right to continue to utilize such other DVD, CD and/or DataPlay manufacturing facility unless and until Ritek elects to provide to Image all of the mastering and set-up charges related to the title at no charge to Image, and otherwise provides all other quality and quantity of services that is provided for by the terms of this Agreement.

     17.   Indemnification:
           ----------------

       (a) Image's Indemnification of Ritek
           ---------------------------------

     Image shall at all times defend, indemnify and hold harmless Ritek and its affiliates, and the officers, directors, employees, agents and attorneys of the foregoing, against and from any and all third party claims, damages, liabilities, costs and expenses, including reasonable outside attorneys' fees (collectively the "Claims") arising out of

           (i)   the unauthorized use by Image of any patented invention;
           (ii) Any illegal act committed by Image in connection with its performance hereunder; or
           (iii) Any breach by Image of any provision hereof, provided that Image shall have the right to appear in any action and/or be represented by its own counsel at its own cost with respect to any such Claims.

       (b) Ritek's Indemnification of Image
           --------------------------------

     Ritek shall at all times defend, indemnify and hold harmless Image and its affiliates, and the officers, directors, employees and agents of the foregoing, against and from any and all third party Claims arising out of

           (i)   The unauthorized use by Ritek of any patented invention;
           (ii) Any illegal act committed by Ritek in connection with its performance hereunder; or
           (iii) Any breach by Ritek of any provisions hereof, provided that Ritek shall have the right to appear in any action and/or be represented by its own counsel at its own cost with respect to any such Claims.

     18.   Relationship of Parties:
           ------------------------

     Neither Image nor Ritek shall be deemed a fiduciary, partner nor joint venturer of the other. Neither Image nor Ritek shall have the right to bind or obligate the other party without the other party's prior written consent (which consent may be granted or withheld in such party's sole and absolute discretion).

     19.   Miscellaneous:
           --------------

       (a) Notices
           -------

     All notices hereunder shall be in writing and sent by certified or registered mail (return receipt requested), by facsimile, or messenger, with receipt of delivery, to the addresses first set forth above or such other address as may be designated by the respective parties herein.

       (b) Unenforceability
           -----------------

     If there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or collective bargaining agreement, the latter shall prevail; provided that the provision hereof so affected shall be limited only to the extent necessary and no other provision shall be affected.

       (c) Amendments
           ----------

     This Agreement cannot be amended, modified, or changed in any way except by written instrument executed by both parties.

       (d) Assignment
           ----------

     Each of Ritek and Image has the right to assign this Agreement to any such successor entity acquiring all or substantially all of its business or assets or into which such party is merged or consolidated without the prior written consent of the other party. Except as set forth in the immediately preceding sentence, neither this Agreement nor any right or obligation hereunder may otherwise be assigned without the prior written consent, in each instance, of the non-assigning party.

       (e) No Waiver
           ---------

     No delay in enforcing any right under this Agreement shall constitute a waiver of such right. No waiver of any default hereunder shall be effective unless executed in writing by the party charged herewith, nor shall any waiver operate as a waiver of any default or of the same default on a future occasion.

       (f) Confidentiality
           ---------------

     The parties hereby agree that both during the Term hereof and indefinitely thereafter each shall maintain in strict confidence all terms of this Agreement and all information relating thereto, including, without limitation, books and records of accounts, reports, and correspondence, and neither party shall disclose any such information to a third party without the prior written consent of the non-disclosing party. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either party from disclosing any matter related to this Agreement to the extent required by applicable law, or court order or subpoena, nor shall Image be prohibited from disclosing any matter related to this Agreement to the extent required by the documents evidencing the Senior Debt.

       (g) Arbitration of Disputes
           -----------------------

     Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA"), or JAMS, in the discretion of the party seeking arbitration. The arbitration shall be in accordance with the Commercial Rules of administrating organization and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     The place of arbitration shall be in the County of Los Angeles, State of California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

     Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party.

     Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s) which determination shall be
conclusive.   Except for good cause shown, all discoveries shall be completed within 60 days following the appointment of the arbitrator(s).

     At the request of a party, the arbitrator(s) shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such discovery appropriate. Except for good cause shown, depositions shall
limited to a maximum of three (3) per party.   Additional depositions may be
scheduled only with the permission of the arbitrator(s) and for good cause shown. Except for good cause shown, each deposition shall be limited to a maximum of seven (7) hours duration. All objections are reserved for the arbitration hearing except for objections as to the form of the question.

     The arbitrator, upon good cause shown, may allow testimony at the arbitration to be made by telephone if the witness(es) are out of town (i.e., more than 2,500 miles from the location of the arbitration hearing).

     The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys' fees.

     The award of the arbitrators shall be accompanied by a reasoned opinion.

       (h)  Signature and Counterpart.

     This Agreement may be signed in counterpart, each of which shall be deemed an original, but all of which together shall constitute the Agreement.

       (i)  Captions.

     The captions herein are inserted for reference and convenience only and in no way define, limit or describe the scope of this Agreement or interfere with the provisions herein.

       (j)  Entire Agreement.

This Agreement contains the entire understanding of the parties and supersedes all prior oral and written understandings of the parties hereto relating to the subject matter herein.


/ / /


/ / /


/ / /



ACCEPTED AND AGREED BY:


MRT TECHNOLOGY, LLC               IMAGE ENTERTAINMENT, INC.



By_________________________       By___________________________
  Rick Marquardt, CEO               David Borshell, COO

                                ATTACHMENT "A"
                          (Full Service Price sheet)

                                ATTACHMENT "B"
                               (CEA Price sheet)

                                ATTACHMENT "C"
               (International Fulfillment Services Price sheet)